Exhibit 99.1

JDS UNIPHASE SCHEDULES ANNUAL STOCKHOLDERS’ MEETING FOR NOVEMBER 16, 2004

SAN JOSE, California – October 1, 2004 – JDS Uniphase Corporation (Nasdaq: JDSU and TSX: JDU) today announced that its 2004 Annual Meeting of Stockholders will be held on November 16, 2004, starting at 8:30 a.m. Pacific Standard Time.  The record date for determining eligibility to vote at the 2004 Annual Meeting is September 15, 2004.

JDS Uniphase’s Annual Meeting of Stockholders will take place at the company’s corporate headquarters, at 1768 Automation Parkway, San Jose, California.  For those unable to attend in person, a live webcast of the Annual Meeting will be available at www.jdsu.com/investors.  To access the webcast, please visit the JDS Uniphase website at least 30 minutes before the scheduled start time to download any necessary software.  Following the meeting, a replay of the webcast will be available until December 7, 2004.

About JDS Uniphase

JDS Uniphase Corporation designs and manufactures products for markets where its core optics technologies provide innovative solutions for industrial, commercial and consumer applications.   The Company offers components, modules and subsystems for data communications, telecommunications and cable television, display, security, medical/environmental instrumentation, decorative, aerospace and defense applications.  More information is available at www.jdsu.com.

Contacts
Investors: Investor Relations at 408-546-5585 or investor.relations@jdsu.com

Media: Corporate Communications, 408-546-4714 or pam.sufi@jdsu.com